MASTER PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT

THIS MASTER PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT (this "Master Agreement") is made and entered into as of this 30 day of NOVEMBER 2004 (the "Effective Date")

BETWEEN:

NUVO MAGAZINE, LTD.,
a British Columbia Corporation
(hereinafter the "Publisher")

AND

LEGEND MARKETING, CORP.,
a Nevada corporation
(hereinafter the "Distributor")

WHEREAS:

A. The Publisher is in the business of publishing ***Nuvo Magazine*** on a quarterly basis (the "Magazine");

B. The Distributor is in the business of marketing magazine publications to end users;

C. The Publisher is desirous of expanding its Magazine subscription base; and

D. The Publisher desires to grant the Distributor, among other things,

E. the right to market the Magazine on behalf of the Publisher upon the terms and conditions set forth in this Master Agreement.

NOW THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following words, terms and phrases, when used herein, shall have the following respective meanings:

1.1 "Distributor's Cost" shall mean $1.00 per Magazine for the Winter 2004 Magazine, $1.00 for the Spring, 2005 Magazine. Thereafter and for the term of this agreement, the Distributor's Cost shall be provided to the Distributor by the Publisher no less than two months prior to the publication date.

1.2 "Intellectual Property" means (i) copyrights and any other rights to any form or medium of expression; (ii) Publisher Trade Secrets, privacy rights and any other protection for confidential information or ideas; (iii) patents and patent applications; (iv) any items, information or theories which are protectable or registrable under any copyright, patent, trade secret, confidentiality or other similar laws; (v) trademarks, service marks, trade-dress and

trade names; and (vi) any other similar rights or interests recognized by applicable law; in each case associated with or of the Magazine but not including any of the foregoing to the extent developed or created by or for Distributor or embodied in any work product developed or created by or for Distributor (including, without limitation, any trademarks and service marks of Distributor used or held for use in connection with the sale or distribution of the Magazine as permitted pursuant to the terms of this Master Agreement).

1.3 "Laws" shall mean and include all United States and Canadian federal, provincial, state and local laws, statutes, codes, rules, regulations, ordinances, administrative rules and orders in effect from time to time, including, without limitation, any environmental or other laws relating to health and safety.

1.4 "Publisher Proprietary Information" means any and all of Publisher's knowledge, data or information, including Publisher Trade Secrets (i) concerning the design, specifications or other characteristics of the Magazine, except that which Publisher has distributed or hereafter approves for distribution to the public and the Magazines themselves; (ii) which is contained in any material or information provided by Publisher for use only by Publisher and its distributors, or is marked by Publisher as being confidential or proprietary; and/or (iv) lists of Publisher's prospective customers for the purchase of Magazines. Notwithstanding anything to the contrary, Distributor may disclose Publisher Proprietary Information pursuant to the requirements of a governmental agency, court order, discovery request in litigation or otherwise where under legal or regulatory compulsion, provided that, to the extent permissible, it gives Publisher reasonable advance notice of such required disclosure sufficient to contest such requirement of disclosure or seek a protective order or other appropriate remedy.

1.5 "Territory" shall mean the United States and Canada.

1.6 "Publisher Trade Secret" means any information of Publisher, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, which (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets specifically include all inventions, discoveries and improvements described in Section 11.3 and any information described herein which Publisher obtains from a third party which Publisher treats as proprietary or designates as trade secrets, whether or not owned or developed by Publisher.

1.7 "Advertising Revenues" means all revenues generated by the Publisher as a result or arising out of sales of advertising in the Magazine.

ARTICLE 2

BASIC RELATIONSHIP

2.1 Appointment. Subject to this Master Agreement, the Publisher hereby appoints the Distributor as a distributor of the Magazine within the Territory. Publisher acknowledges and agrees that Distributor shall also have the right to distribute the Magazines outside of the Territory as the parties may mutually agree. Distributor hereby accepts Publisher's appointment as a distributor of the Magazine, subject to this Master Agreement. Except as set forth in Section 4.3 hereof, Distributor's source of compensation for the promotion, marketing and sale of Magazines sold by it shall be:

a) 100% of revenues generated through subscriptions and/or sales of Magazines as a result of the efforts of the Publisher and the Distributor, less the cost of the Magazines; and

b) 4.95 ~~3.75~~% of Advertising Revenues, paid quarterly.

2.2 Marketing and Promotion. For the Winter 2004 and Spring 2005 Magazines, the Distributor and Publisher shall work together on all marketing and distribution efforts so that the Distributor can learn the methods currently employed by the Publisher. Thereafter, the Distributor shall use its best efforts and shall devote sufficient time and resources at is deems, in its sole discretion to be warranted, in order to sell subscriptions to the Magazine using methods commonly used in the industry, including without limitation, advertising, creation of publications, marketing, direct marketing and promotional activities. From time to time, the Publisher and the Distributor may implement joint advertising, marketing and/or promotional programs with respect to the Magazine. The parties will confer and cooperate with respect to the design, development and implementation of such advertising, marketing and/or promotional programs.

ARTICLE 3

SUPPLY

3.1 Purchase and Supply. The Distributor shall provide the Publisher with a purchase order containing the number of Magazines to be purchased from the Distributor for each issue. Such purchase order shall be forwarded to the Publisher not later than one month prior to the Magazine going to print. For each Magazine printed, packaged and mailed by the Publisher's clearing house, pursuant to the purchase order, the Distributor shall, upon receipt of an invoice, pay to the Publisher the Distributor's Cost plus postage for each such Magazine.

3.3 Compliance with Laws. Publisher warrants that each Magazine shall be published, packaged, tagged and labeled in material compliance with, and shall be complete, accurate and materially comply with, all applicable Laws.

3.3 Publishing Rights. Publisher warrants that it has the right to publish the Magazine and sell the Magazines to Distributor and to grant the rights that are granted to Distributor in this Master Agreement. Publisher also warrants that the Magazines, as delivered to Distributor pursuant to this Master Agreement, shall not infringe any domestic or foreign patent, copyright, trade secret, trademark, service mark or other intellectual property right of any third party, and Publisher shall defend, indemnify and hold Distributor harmless against any and all liability, losses, costs and expenses related thereto in accordance with Section 8.2 hereof.

ARTICLE 4

ORDERS AND SALES

4.1 Forecasts. As soon as reasonably practicable following the Effective Date, Distributor and Publisher shall meet to discuss and develop in good faith a twelve (12) month forecast of Distributor's expected requirements for the Magazine for the twelve (12) months beginning on the first day of the first month after the Effective Date (the "Forecast Date"). Thereafter, at least thirty (30) days prior to each anniversary of the Forecast Date, Distributor and Publisher shall meet to discuss, and develop in good faith a twelve (12) month forecast of Distributor's expected requirements for the Magazine for the twelve (12) months following such anniversary of the Forecast Date.

4.2 Invoicing, Prices and Terms of Payment. The Publisher shall invoice the Distributor for the Distributor's Cost plus postage per Magazine sold at the time of mailing the Magazines. On or before the thirtieth day following receipt of the invoice from the Publisher, the Distributor agrees to pay such invoice in full.

4.3 Failure to Pay. If any event or series of events occurs which, in the reasonable opinion of Distributor, is or is reasonably likely to cause the Distributor to be more than 30 days late in making payment to the Publisher with respect to any invoice, the Distributor agrees to pay interest on all unpaid invoices at the rate of 8% per annum, compounded quarterly.

4.4 Taxes and Export/Import Compliance. The Distributor shall be responsible for: (a) paying any and all license fees, taxes, duties, excises or charges levied or imposed by any governmental authority with respect to any of (i) the sale or purchase of the Magazines by it, (ii) the export of the Magazines from the United States or Canada, (iii) the import of the Magazines into the Territory, or (iv) the passage of the Magazines through any other country in route to the Territory, including without limitation all fines or penalties imposed by reason of Distributor's failure to timely or properly pay any such taxes or duties; and (b) complying with the export, import and other applicable laws, regulations, rules, orders, requirements and governmental requests of the United States, Canada and any other country that may have jurisdiction over the Magazines in route to the Territory. Distributor shall secure any and all licenses and permits necessary or appropriate for such compliance and shall pay any and all duties, fees, taxes and other charges associated therewith. Distributor and Publisher shall cooperate with one another in good faith so as to minimize any sales and use taxes imposed by any state or local governmental authority including, without limitation, the prompt execution and delivery of any necessary exemption certificates required to reduce or claim complete exemption from any tax.

ARTICLE 5

DELIVERY, DEFECTS AND WARRANTY CLAIMS

5.1 Delivery. The Publisher shall use all commercially reasonable efforts to complete delivery of Magazines on or before any delivery date specified in each accepted purchase order; provided, however, that the Publisher does not guarantee, and shall not be under any obligation, to complete delivery at any such time. Unless otherwise agreed to by the parties or specified in the terms of a purchase order, the Distributor's Cost for the Magazines is exclusive of postage, freight, transportation and/or shipping.

5.2 Title and Risk of Loss. Title to and the risk of loss for Magazines shall pass from the Publisher to the Distributor at the time of shipment of the Magazines to the subscribers. The Distributor shall be fully responsible for the Magazines upon and after passage of risk of loss, and shall bear all risk of loss thereof thereafter. The Publisher shall have no obligation to provide for any insurance on the Magazines thereafter.

5.3 Notification of Defects. If the Distributor becomes aware that a Magazine(s) received by a subscriber did not conform to the high standard normally associated with the Magazines (the "Publisher's Standards"), the Distributor shall notify Publisher in writing as soon as reasonably practicable after discovery of any Magazines which do not conform to the Publisher's Standards.

5.4 Warranty Claims. Except as set forth herein, the Publisher shall be responsible for handling any claims associated with Magazines sold to Distributor under this Master Agreement that do not conform with the Publisher's Standards. Publisher agrees to indemnify and hold harmless the Distributor, in accordance with Section 7.2 hereof, from any

and all claims and other expenses incurred by the Distributor associated with any claim that the Magazines sold hereunder do not conform with the Publisher's Standards.

5.5 Rights to Products. With regard to Magazines sold by the Publisher to the Distributor hereunder, the Publisher hereby waives any rights of reclamation and any liens, security interests or other such rights it may now have or hereafter acquire, whether arising under any agreement or applicable law, with regard to such Magazines.

ARTICLE 6

DUTIES OF DISTRIBUTOR

6.1 General Duties. The Distributor hereby covenants and agrees that it will:

(a) Devote commercially reasonable efforts to the promotion, marketing and sale of the Magazines in the Territory, consistent with its authority and obligations under this Master Agreement; and
(b) Maintain records regarding the promotion, marketing and sale of Magazines, consistent with the normal practice of the Distributor.

6.2 Right to Inspect. The Distributor agrees to provide any duly authorized representative of the Publisher with the opportunity, during the Distributor's normal business hours upon reasonable advance notice, to inspect all or any portion of the Distributor's facilities used in or records regarding the promotion, marketing and sale of the Magazines. The Publisher agrees to provide any duly authorized representative of the Distributor with the opportunity, during the Publisher's normal business hours upon reasonable advance notice, to inspect all or any portion of the Publisher's facilities used in or records regarding the publishing, packaging, tagging and labeling of the Magazines.

6.3 Standard of Care. Each party warrants that it will perform hereunder and carry out its responsibilities in accordance with customarily accepted, prudent professional principles, practices, and procedures and the standard of care that would be exercised by other competent publishers and distributors.

ARTICLE 7

FORCE MAJEURE, INDEMNIFICATION AND INSURANCE

7.1 Force Majeure. Subject to the Master Agreement, neither party shall be in default of this Master Agreement and neither party shall be liable for any damages, costs, expenses or other consequences incurred by the other party or by any other person or entity, as a result of delay in or inability to deliver or accept delivery of any Magazines due to circumstances or events beyond such party's reasonable control, including, without limitation, acts of God; change in or in the interpretation of any Laws; strikes, lockouts or other labor problems; transportation delays; unavailability of supplies or materials; fire or explosion; riot, act of terrorism, military action or usurped power; or actions or failures to act on the part of a governmental authority. Any deadlines that such party fails to meet by reason of any such circumstance or event shall be extended for such period of time as is reasonable in light of such circumstance or event. Notwithstanding the foregoing, this Section 7.1 shall not be an excuse for non-payment or non-acceptance of Magazines for which title or risk of loss has passed.

7.2 Indemnification. The Publisher hereby indemnifies and agrees to defend and hold the Distributor harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred

by the Distributor as a result of any breach of this Master Agreement by the Publisher. The Distributor hereby indemnifies and agrees to defend and hold the Publisher harmless from and against losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) incurred by the Publisher as a result of any breach of this Master Agreement by the Distributor.

If any claim or demand is asserted against the Distributor by a third party with respect to the indemnities set forth in this Agreement (a "Third Party Claim"), the Distributor shall give prompt written notice thereof to Publisher, including copies of any pleadings in the Distributor's possession. Within twenty (20) days of receipt of such notice, the Publisher shall either (i) pay the Third Party Claim in full or upon compromise agreed to by the Publisher and such third party, and obtain a complete and final written, release of the Distributor from the Third Party Claim, or (ii) notify the Distributor that the Publisher disputes the Third Party Claim and intends to defend against it, and thereafter so defend and pay any adverse final judgment, award or settlement amount in regard thereto. Such defense shall be controlled by the Publisher, and the costs and expenses of such defense shall be borne by it. The Distributor may monitor the defense of the Third Party Claim with its own counsel and at its own expense. If the Publisher fails to take action on a Third Party Claim within twenty (20) days as set forth above, then the Distributor shall have the right to pay, compromise or defend the Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the costs and expenses of defense or settlement as an indemnity claim against the Publisher.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The term of this Master Agreement is for the period of 36 months from the Effective Date.

8.2 Termination.

(a) The Distributor or the Publisher may terminate this Master Agreement, on written notice to the other party, effective immediately if:

(i) the other party commits a material breach of any of its obligations under this Master Agreement which is not cured within sixty (60) days of receipt of written notice from the other party specifying the breach; or

(ii) the other party is dissolved or liquidated, files or has filed, against it a petition under any bankruptcy or insolvency law, makes a general assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property or has a petition under any bankruptcy or insolvency law filed against it which is not dismissed within sixty (60) days.

(b) The termination rights set forth in this Section 8.2 shall be in addition to any other remedy a non-defaulting party may have at law or in equity due to the other party's breach of its obligations hereunder.

8.3 Obligations upon Expiration or Termination.

(a) Effect as to Payments. Neither the expiration nor the termination of this Master Agreement, for any reason, shall release either party from the obligation to pay any sum then owing to the other party or affect the rights, obligations or liabilities of the parties under the provisions of this Master Agreement which by their nature extend beyond termination, including, without limitation, Publisher's indemnification obligations under Section 7.2. Upon termination of this Master Agreement under Section 8.2 hereof, all amounts payable,

whether due or to become due, to one party by the other party shall automatically become due and payable immediately.

(b) Effect as to Purchase Orders. Upon expiration or termination of this Master Agreement, either party may, at its discretion and without penalty, cancel any outstanding purchase orders in respect of Magazines, provided the Magazines forming the subject matter of such Purchase Order are not yet printed.. In the absence of such a cancellation of an order, both the Publisher and the Distributor shall be responsible for performing such order.

8.4 Transactions after Termination. If either the Distributor or the Publisher has any business relations with the other party after the termination of this Master Agreement, such relations shall not be construed as a renewal of this Master Agreement or as a waiver of such termination, but all such transactions shall be governed by terms identical with the provisions of this Master Agreement, unless the parties otherwise agree in writing.

8.5 Survival of Obligations. Any provision of this Master Agreement that imposes an obligation after the expiration or termination of this Master Agreement shall survive the expiration or termination of this Master Agreement until the obligation has been fulfilled or any applicable period of effectiveness has expired.

ARTICLE 9

PROTECTION OF PUBLISHER PROPRIETARY INFORMATION

9.1 Confidential Information.

(a) Ownership, Use and Disclosure of Publisher Proprietary Information and Intellectual Property. The Distributor hereby acknowledges and agrees that, as between the Publisher and the Distributor, the Publisher is and shall at all times remain the owner of all right, title and interest in and to the Publisher Proprietary Information. The Publisher hereby grants to the Distributor a limited, non-exclusive, royalty-free, fully-paid license to use the Publisher Proprietary Information and the Intellectual Property associated with the Magazines solely in the distribution, promotion, marketing and sale of the Magazines in the Territory in accordance with the terms of this Master Agreement. The Distributor agrees that during the term of this Master Agreement and for a period of three (3) years following any expiration or termination of this Master Agreement, except in the case of a Publisher Trade Secret with respect to which the following confidentiality restrictions shall continue for so long as such information constitutes a trade secret under applicable law, it shall not, without the prior written consent of the Publisher use, copy or disclose to any person or entity any Publisher Proprietary Information or Publisher Trade Secrets, except as authorized in this Master Agreement including, without limitation, in connection with the exercise of the license rights granted in this Section 9.1(a). Except as required by Law or as otherwise agreed by the Publisher, the Distributor will disclose Publisher Proprietary Information only on a need-to-know basis and only to: (i) those employees or consultants of the Distributor who are employed or engaged in connection with promoting, marketing or selling the Magazines; or (ii) those customers or potential customers (and their employees and consultants) which are purchasers or possible purchasers of the Magazines. In addition, the Distributor shall take reasonable steps to ensure that all of its employees, consultants, agents, customers and potential customers (and employees, consultants and agents of customers and potential customers) who receive any Publisher Proprietary Information are aware of and, in the case of the Distributor's employees, consultants and agents, comply with the Distributor's confidentiality covenants set forth herein. The Distributor acknowledges and agrees that, in the event of a breach by the Distributor of the foregoing confidentiality restrictions, the Publisher shall suffer irreparable damages not compensable by money damages and, therefore, shall be entitled to injunctive relief.

(b) Terms of the Agreement. The Distributor hereby acknowledges and agrees that the terms and conditions of the Master Agreement including, but not limited, to the pricing terms shall be considered Publisher Proprietary Information and shall be subject to the confidentiality restrictions set forth in this Section 9.1.

(c) Return of Information. Upon any expiration or termination of this Master, Agreement, the Distributor shall at its own expense return, or cause to be returned, to the Publisher or destroy all physical embodiments of any Publisher Proprietary Information, which are then in the possession of the Distributor or any of its current or former employees or consultants with respect to the Magazine. The Distributor shall also return or cause to be returned to the Publisher, at the Publisher's reasonable request and expense, any and all other training, pricing lists, marketing or sales materials and technical information concerning the Magazines, except to the extent reasonably necessary in connection with the disposal of the Distributor's Magazines. Upon such disposal, such materials shall be returned to the Publisher. Notwithstanding the foregoing, the Distributor shall not be obligated to return to the Publisher or destroy any purchase orders, invoices, proofs of delivery, bills of lading or similar documents exchanged or executed by the parties in connection with the Publisher's sale of Magazines to the Distributor that may contain Publisher Proprietary Information, but such documents shall continue to be subject to the provisions of this Article 9.

9.2 Intellectual Property. The Distributor shall use the Intellectual Property embodied in the Magazines as provided by the Publisher solely in its role as a distributor of the Magazines pursuant to the Master Agreement, and shall not modify the same without the prior written permission of the Publisher. Any and all goodwill arising out of the Distributor's use of Intellectual Property shall be and remain the exclusive property of the Publisher. Other than the right granted herein to distribute the Intellectual Property embodied in the Magazines and related materials, the Distributor shall have no rights in or to the Intellectual Property.

9.3 Infringement Allegations. The Distributor agrees to advise the Publisher promptly of all knowledge the Distributor obtains after the Effective Date with respect to (i) any allegations that any aspect of any Magazine or Intellectual Property infringes upon any patent, mark, copyright or other intellectual property of any person or entity, (ii) any demand, suit or action brought by any person or entity in any forum that contains or asserts any such allegations, or (iii) any material infringement of Intellectual Property by any person or entity. The Distributor agrees that if it is a named party in any such demand, suit or action, it will not object to the intervention or other participation by the Publisher in such demand, suit or action, at the Publisher's election and expense. Subject to Section 3.3 and Section 7.2, the Publisher retains the exclusive right to protect or defend the Intellectual Property but shall not be obligated to do so and does not warrant the validity of the Intellectual Property.

ARTICLE 10

DISPUTE RESOLUTION

(a) The Distributor and the Publisher hereby agree to attempt in good faith to resolve any controversy or claim arising out of or relating to this Master Agreement promptly by negotiations between representatives of the Distributor and the Publisher who have authority to settle the controversy.

(b) In the event that a dispute arises between the Distributor and the Publisher with respect to a controversy or claim arising out of or relating to this Master Agreement, the disputing party shall give the other party written notice of the dispute. Within twenty (20) days after receipt of the disputing party's notice, the receiving party shall submit to the disputing party a written response. The notice and response shall include (i) a statement of

each party's position and a summary of the evidence and arguments supporting its position; and (ii) the name and title of the person who will represent that party. The representatives shall meet for negotiations at a mutually agreed time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

(c) If the dispute between the Distributor and the Publisher has not been resolved within sixty (60) days from the receipt of the disputing party's notice, or if the receiving party will not meet within thirty (30) days from the receipt of the disputing party's notice, the Distributor and the Publisher will attempt in good faith to resolve the controversy or claim by mediation in accordance with the American Arbitration Association model procedures for mediation of business/commercial disputes.

(d) If the matter has not been resolved pursuant to the mediation procedure described in subsection (c) of this Article 12 within sixty (60) days of the commencement of such procedure, or if either party will not participate in such mediation, then either party may initiate litigation.

(e) The procedures specified in this Article 10 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Master Agreement; provided, however, that a party may seek a preliminary injunction or other judicial relief if such action is necessary in the reasonable judgment of such party to avoid irreparable damage. Despite any such action, the parties will continue to participate in good faith in the procedures specified in this Article 10. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 10 are pending, and the parties will take such action, if any, required to effectuate such tolling. In addition, the parties may agree to extend the deadlines described in this Article 10. Notwithstanding the foregoing, a party shall not be required to follow the procedures set forth in this Article 10 prior to exercising any termination right set forth in Article 8 or prior to seeking injunctive relief as otherwise provided in this Master Agreement.

ARTICLE 11
MISCELLANEOUS

11.1 Independent Relationship. The relationship of the Publisher and the Distributor created pursuant to this Master Agreement is, and is intended to be, that of independent contractors. This Master Agreement does not constitute, nor shall it be construed to constitute, one party as an employee, agent, representative, partner or joint venture partner of the other party for any purpose. Neither party is granted, nor shall a party represent that it has been granted, any authority to assume or create any obligation of or in the name of the other party or to make collections for the other party. Each party acknowledges and agrees that the other party shall not be bound by any representations, warranties, covenants, contracts, agreements or understandings made by such party or to which such party may be subject that are inconsistent with any provisions of this Master Agreement. Each party shall be responsible for the acts and omissions of its employees, contractors, consultants and agents with respect to this Master Agreement.

11.2 Not a Franchise or Business Opportunity. Both parties acknowledge and agree that the distributor relationship created by this Master Agreement is not intended to be and shall not be construed to be a franchise or business opportunity under the laws or regulations of the United States, Canada, the State of Nevada and the Province of British Columbia.

11.3 Severability. If any provision of this Master Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a

valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Master Agreement.

11.4 Counterparts. This Master Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

11.5 Governing Law. This Master Agreement shall be governed by, and any matter or dispute arising out of this Agreement shall be determined by, the laws of the State of Nevada.

11.6 Headings. "Article," "Section" and other headings contained in this Master Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Master Agreement. All personal pronouns used in this Master Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

11.7 Entire Agreement. This Master Agreement represents the entire agreement of the parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Master Agreement. This Master Agreement may be modified or amended only in writing signed by all of the parties which expressly refers to this Master Agreement and states an intention to modify or amend it. No such amendment or modification shall be effected by use of any purchase order, acknowledgment, invoice or other form of either party and in the event of conflict between the terms of this Master Agreement and any such form, the terms of this Master Agreement shall control.

11.8 Assignment.

(a) Except as otherwise provided in this Section 13.8, the Distributor and the Publisher may not assign this Master Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

(b) The Publisher may assign this Master Agreement without the consent of the Distributor to (i) any affiliate of the Publisher that publishes the Magazine, (ii) any successor (by merger, consolidation, purchase of assets or otherwise) of the Publisher, or (iii) any entity or person that acquires, upon the sale or other disposition by the Publisher, the division or publishing facilities responsible for or associated with the publication of the Magazine; provided, however, that in the event that the Distributor reasonably determines that the creditworthiness or financial condition of the party to which this Master Agreement will be assigned by the Publisher pursuant to this subsection (b) is inadequate or insufficient to assure the Distributor of such party's ability to fully perform hereunder, then the Distributor shall have the right to require that such assignment be conditioned upon such party's agreement to amend certain material provisions of this Master Agreement.

(c) The Distributor may assign this Master Agreement without the consent of the Publisher to (i) any affiliate of the Distributor that is not a competitor of the Publisher, or (ii) any successor (by merger, consolidation, purchase of assets or otherwise) of the Distributor that is not a competitor of the Publisher; provided, however, that in the event that the Publisher reasonably determines that the creditworthiness or financial condition of the party to which this Master Agreement will be assigned by the Distributor pursuant to this subsection (c) is inadequate or insufficient to assure the Publisher of such party's ability to fully perform hereunder, then the Publisher shall have the right to require that such

assignment be conditioned upon such party's agreement to amend certain material provisions of this Master Agreement.

11.9 Binding Effect. This Master Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

11.10 Interpretation. This Master Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

11.11 Further Assurances. Upon the reasonable request of any other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Master Agreement.

11.12 Notices. All notices and other communications required or permitted under the Master Agreement shall be in writing and given to the parties at the addresses listed below (or to such other address as shall at any time be designated by any party in writing to the other parties): (a) by certified U.S. or Canadian mail, return receipt requested, postage prepaid; (b) by facsimile transmission (provided confirmation of the receipt thereof is obtained); (c) by a nationally-recognized overnight courier service (e.g., Federal Express); or (d) by hand-delivery:

If to the Publisher:

NUVO MAGAZINE, LTD.
#200 – 460 Nanaimo Street
Vancouver, British Columbia
Canada, V5L 4W3

Phone: 604.899.9380
Fax:

If to Distributor:

LEGEND MARKETING, CORP.,
750 Friar Crescent
North Vancouver, British Columbia
Canada, V7G 1M6

Phone: 604.720.2762
Fax: 604.642.6411

All such notices shall be deemed effective (i) when actually delivered or when sent by facsimile (upon electronic confirmation of receipt), (ii) three (3) days after being deposited in the Canadian or United States mail, first class, postage prepaid, or (iii) one (1) day after being delivered to a nationally-recognized overnight delivery service.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Master Agreement as of the day and year first above written.

PUBLISHER:	**DISTRIBUTOR:**
NUVO MAGAZINE, LTD.	LEGEND MARKETING, CORP.
By: ______________________	By: ______________________
Name:	Name:

CONSENT OF BOARD OF DIRECTORS OF
LEGEND MARKETING CORP.
(A Nevada Corporation)

Pursuant to the Nevada Revised Statutes, as amended, the undersigned, being all of the Directors of LEGEND MARKETING CORP., a Nevada corporation (the "Company"), hereby consent to, vote in favor of, and adopt the following resolutions:

> **1. RESOLVED** that the Company is authorized to pay its President, Mauro Baessato, the gross sum of One Thousand ($1,000) Dollars per month on a month-to-month basis, commencing Januray 1, 2005, for services rendered to the Company by Mr. Baessato in his capacity as Director.

This Consent of Directors is executed on the date set forth below, to be effective as of December 15, 2004.

____
Date

MAURO BAESSATO